                                                            Rule 424(b)(3)
                                                      Registration No. 333-87781

                                     [LOGO]

                            BAY NATIONAL CORPORATION

                  Prospectus Supplement dated January 27, 2000
                                       to
                       Prospectus dated November 17, 1999


     Effective as of January 27, 2000, Bay National Corporation (the "Company") exercised its right to extend its offering of common stock from 5:00 p.m. Eastern Time on January 31, 2000, to 5:00 p.m. Eastern Time on April 30, 2000. ACCORDINGLY, SUBSCRIPTIONS TO PURCHASE COMMON STOCK IN THE OFFERING WILL BE RECEIVED UNTIL 5:00 P.M. EASTERN TIME ON APRIL 30, 2000, UNLESS THE COMPANY SELLS ALL OF THE SHARES OFFERED BEFORE THAT DATE. As described in the Company's Prospectus dated November 17, 1999, the Company reserves the right to terminate the offering.

     Effective as of January 31, 2000, Richard C. Hackney, Jr., will tender his resignation as a director of the Company and as a proposed director of Bay National Bank, the Company's proposed federally-chartered commercial bank. Mr. Hackney has accepted employment at a financial institution with internal policies that prohibit employees from serving on the board of directors of another financial institution or financial institution holding company.